Exhibit 1A-4

AHP Servicing LLC

INVESTMENT AGREEMENT

This is an Agreement, entered into on __________________, 20__, by and between AHP Servicing, LLC a Delaware limited liability company (the “Company”), and ________________________ (“Purchaser”).

Background

Purchaser wishes to purchase certain securities of the Company offered through www.ahpservicing.com (the “Site”).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1.          Defined Terms. Capitalized terms that are not otherwise defined in this Investment Agreement have the meanings given to them in the Offering Circular at the Site, which we refer to as the “Offering Circular.” The Company is sometimes referred to in this Investment Agreement using words like “we,” “us,” and “our,” while Purchaser is sometimes referred to using words like “you” or “your.”

2.          Purchase of Shares.

2.1.          Initial Purchase. Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from the Company, _____ shares of Series A Preferred Stock for a total price of $_________________. We refer to your initial Series A Preferred Stock, together with any additional shares you may acquire pursuant to section 2.2, as the “Shares.”

2.2.          Optional Additional Purchases.

2.2.1.     Optional Periodic Investment Plan.

2.2.1.1.          Election. By completing the section below, you elect to make additional periodic purchases of Series A Preferred Stock via our “Periodic Investment Plan” (for example, $500 on the 5th of each month):

Please deduct (specify amount) $_________ from the account I designated at the Site (select one) [_] on the 5th of each month [_] on the 20thth of each month [_] on both the 5th and 20th of each month, and use the proceeds to issue additional shares of Series A Preferred Stock to me.

2.2.1.2.          Effect of Election. By opting in to our Periodic Investment Plan, you are authorizing the Company to automatically deduct the amount you specified above from the account you designated at the Site on the frequency you selected, and to issue additional shares of Series A Preferred Stock to you based on the then current price per share of the Series A Preferred Stock (which will be disclosed most recent version of the Offering Circular, or any amendment or supplement thereto, posted to the Site). You further agree to provide any additional information or complete any additional necessary paperwork that the Company or your financial institution may require in order to authorize such deductions and to issue your additional shares of Series A Preferred Stock.

2.2.2.     Optional Distribution Reinvestment Plan.

2.2.2.1.          Election. By checking a box below, you may elect to have all or any portion of the distributions made by the Company with respect to your Shares automatically reinvested into additional shares of Series A Preferred Stock via our “Distribution Reinvestment Plan.” IF YOU DO NOT CHECK ANY OF THE BOXES, YOUR DISTRIBUTIONS WILL NOT BE AUTOMATICALLY REINVESTED.

[_] Automatically Reinvest All of My Distributions

[_] Automatically Reinvest ___% of My Distributions

[_] Do Not Reinvest Any Distributions

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2.2.2.2.          Effect of Election. By opting in to our Distribution Reinvestment Plan, you are authorizing the Company to automatically reinvest the portion of any distributions you receive from the Company on account of your Shares into additional shares of our Series A Preferred Stock, and to issue additional shares of Series A Preferred Stock to you based on the then current price per share of the Series A Preferred Stock (as disclosed in the most recent version of the Offering Circular, or any amendment or supplement thereto, posted to the Site). You further agree to provide any additional information or complete any additional necessary paperwork that the Company or your financial institution may require in order to authorize such reinvestment and to issue your additional shares of Series A Preferred Stock.

2.3.          Conditions and Limitations.

2.3.1.     Application of This Agreement. If you elect to buy additional shares of Series A Preferred Stock under either our Periodic Investment Plan or our Distribution Reinvestment Plan, this Investment Agreement will apply each time you so acquire additional shares of Series A Preferred Stock. For example, you will be deemed to have made all the promises in section 7 all over again.

2.3.2.     Limits on How Much Non-Accredited Investors Can Invest. As discussed in the Offering Circular, if you are not an “accredited” investor the amount you can invest is limited by law, based on your income and net worth. You told us your income and net worth at the Site, which we used to calculate your original Shares, but if you elect to acquire additional shares of Series A Preferred Stock under either our Periodic Investment Plan or Distribution Reinvestment Plan, it’s important that you notify us of any change in your income net worth, so we can apply the rules properly. For more information, please refer to the section of the Offering Circular titled “Limits On How Much Non-Accredited Investors Can Invest.”

2.3.3.     Termination Upon Conclusion of Offering. Once the Offering is terminated, whether because we have reached the $50,000,000 limit or for other reasons, both the Periodic Investment Plan and the Distribution Reinvestment Plan will terminate.

2.3.4.     Changes to Your Elections. You may modify or cancel your Periodic Investment Plan or Distribution Reinvestment Plan elections at any time by contacting the Company in the manner specified below in section 12. Please allow up to thirty (30) days for changes to be processed by the Company.

3.          No Right to Cancel. You do not have the right to cancel your subscription or change your mind. Once you sign this Investment Agreement, you are obligated to purchase the Shares. The foregoing does not apply to changes to your elections as part of our Periodic Investment Plan or Distribution Reinvestment Plan, as permitted under section 2.3.4.

4.          Our Right to Reject Investment. In contrast, we have the right to reject your subscription for any reason or for no reason, in our sole discretion. If we reject your subscription, any money you have given us will be returned to you.

5.          Your Shares. You will not receive a paper certificate evidencing your Shares. Instead, your Shares will be in electronic form only.

6.          Terms of Service. The Terms of Service at the Site are part of your agreement with us. If there is any conflict between the Terms of Service and this Investment Agreement, the terms of this Investment Agreement will govern.

7.          Your Promises. You promise that:

7.1.          Accuracy of Information. All of the information you have given to us at the Site is accurate and we may rely on it. If any of the information you have given to us changes before we accept your subscription, you will notify us immediately. If any of the information you have given to us is inaccurate and we are damaged (harmed) as a result, you will indemnify us, meaning you will pay any damages.

7.2.          Risks. You understand all the risks of investing, including the risk that you could lose all your money. Without limiting that statement, you have reviewed and understand all the risks listed under “Risks of Investing” in the Offering Circular.

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7.3.          No Representations. Nobody has made any promises or representations to you, except the information in the Offering Circular. Nobody has guaranteed any financial outcome of your investment.

7.4.          Your Legal Power to Sign and Invest. You have the legal power to sign this Investment Agreement and purchase the Shares. Your investment will not violate any contract you have entered into with someone else.

7.5.          Acting On Your Own Behalf. You are acting on your own behalf in purchasing the Shares, not on behalf of anyone else.

7.6.          Financial Wherewithal. You can afford this investment, even if you lose your money. You don’t need this money for your current needs, like rent or utilities.

7.7.          Restrictions on Transfer. You understand that the Shares may not be transferrable, and that securities laws also limit transfer. This mean you will probably be required to hold the Shares until the Company is dissolved.

7.8.          No Advice. We have not provided you with any investment, financial, or tax advice. Instead, we have advised you to consult with your own legal and financial advisors and tax experts.

7.9.          Past Performance. You understand that even if affiliates of the Company have been successful in the past, this doesn’t mean the Company will be successful.

7.10.       Money Laundering. The money you are investing was not acquired from “money laundering” or other illegal activities. You will provide us with additional information relating to the source of the funds if we reasonably believe we are required to request such information by law.

7.11.       Additional Documents. You will execute any additional documents we request if we reasonably believe those documents are necessary or appropriate and explain why.

8.          Re-Purchase of Shares. If we decide that you provided us with inaccurate information or have otherwise violated your obligations, we may (but shall not be required to) repurchase your Shares for the amount you paid for them.

9.          Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. You hereby (i) consent to the personal jurisdiction of the Delaware courts or the Federal courts located in Delaware, (ii) agree that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agree that any such court shall have in personam jurisdiction over you, (iv) consent to service of process by notice sent in accordance with section 12 and/or by any means authorized by Delaware law, and (v) if you are not otherwise subject to service of process in Delaware, agree to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

10.       Consent to Electronic Delivery. You agree that we may deliver all notices, tax reports and other documents and information to you by email or another electronic delivery method we choose. You agree to tell us right away if you change your email address or home mailing address so we can send information to the new address.

11.       Execution of LLC Agreement. By signing this Investment Agreement, you are also signing the LLC Agreement, just as if you signed the LLC Agreement with pen and paper.

12.       Notices. All notices between us will be electronic. You will contact us by email at xxx@xxxxxxx.com. We will contact you by email at the email address you used to register at the Site. Either of us may change our email address by notifying the other (by email). Any notice will be considered to have been received on the day it was sent by email, unless the recipient can demonstrate that a problem occurred with delivery. You should designate our email address as a “safe sender” so our emails do not get trapped in your spam filter.

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13.       Limitations on Damages. WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF YOU TELL US YOU MIGHT INCUR THOSE DAMAGES. This means that at most, you can sue us for the amount of your investment. You can’t sue us for anything else.

14.       Miscellaneous Provisions.

14.1.       No Transfer. You may not transfer your rights or obligations.

14.2.       Right to Legal Fees. If we have a legal dispute with you, the losing party will pay the costs of the winning party, including reasonable legal fees.

14.3.       Headings. The headings used in this Investment Agreement (e.g., the word “Headings” in this paragraph), are used only for convenience and have no legal significance.

14.4.       No Other Agreements. This Investment Agreement and the documents it refers to (including the Terms of Service) are the only agreements between us.

14.5.       Electronic Signature. You will sign this Investment Agreement electronically, rather than physically.

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